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                                                                    EXHIBIT 11.1


                               GC COMPANIES, INC.

                                OCTOBER 31, 2001

                              EXHIBIT TO FORM 10-K

Computation of weighted average number of shares outstanding used in determining basic and diluted earnings (loss) per share:


                                                   Year Ended October 31,
                                               ------------------------------
(in thousands)                                 2001         2000         1999
                                               -----        -----        -----
BASIC
-----

1. Weighted average number of
   common shares outstanding                   7,802        7,750        7,715
                                               =====        =====        =====

DILUTED (A)
-----------

1. Weighted average number of
   common shares outstanding                    7,802       7,750         7,715

2. Diluted effect of shares issuable
   on exercise of stock options, net
   of shares assumed to be purchased
   out of proceeds of market price                 --          --            --
                                                -----       -----         -----

3. Weighted average number of shares
   used in diluted per share
   computations                                 7,802       7,750         7,715
                                                =====       =====         =====

(A) This calculation is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083.